CERTIFICATE OF AMENDMENT TO CERTIFICATE
OF FORMATION

OF

TP&A PACKAGING LLC

                    TP&A Packaging LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

          1. The name of the company is TP&A Packaging LLC.

          2. The certificate of formation of the company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

                    FIRST. The name of the limited liability company formed hereby is Covalence Specialty Coatings LLC.

Executed on this 24 day of January, 2006.

/s/ Jonathan H. Gordon

Jonathan H. Gordon Authorized Person